NR10-28	August 23, 2010

International Tower Hill Receives Final Order Approving Corvus Gold Inc. Spin-out Arrangement

Vancouver, B.C……..International Tower Hill Mines Ltd. (“ITH” or the “Company”) - (TSX: ITH, NYSE-A: THM, Frankfurt: IW9) is pleased to announce that on Friday, August 20, 2010, the Supreme Court of British Columbia granted the final order approving the Plan of Arrangement under the Business Corporations Act (BC) under which the Company will spin-out its Alaska and Nevada projects (other than the Livengood Project) to Corvus Gold Inc.  The effective time for the implementation of the Plan of Arrangement is expected to be 12:01 am (Vancouver time) on Thursday, August 26, 2010 (“Effective Time”).

The Company will be mailing Letters of Transmittal to all registered shareholders today.  If your current ITH common shares (“Existing ITH Shares” – CUSIP 46051L104) are held through your broker, your broker, or the depositary with which your broker holds such shares, will be responsible for dealing with the exchange of Existing ITH Shares for new ITH common shares (“New ITH Shares”) and the distribution of Corvus common shares (“Corvus Shares”) on your behalf.

To receive certificates representing New ITH Shares and Corvus Shares, registered shareholders must surrender their certificates for Existing ITH Shares, together with a duly completed Letter of Transmittal, to Computershare Investor Services Inc. (“Depositary”) at the address shown on the Letter of Transmittal.  Upon surrender to the Depositary for cancellation of a certificate which, immediately prior to the Effective Time, represented Existing ITH Shares, together with a properly executed Letter of Transmittal, the holder of such surrendered certificate will be entitled to receive, and the Depositary will deliver to such holder, certificates representing that number (rounded down to the nearest whole number) of New ITH Shares and Corvus Shares that such holder has the right to receive pursuant to the Plan of Arrangement and the surrendered certificate will be cancelled.

In the event of a transfer of ownership of Existing ITH Shares that is not registered in the transfer records of the Company, certificates representing the proper number of New ITH Shares and Corvus Shares may be issued to the transferee if the certificate representing such Existing ITH Shares is presented to the Depositary, accompanied by all documents required to evidence and effect such transfer.  Until surrendered, each certificate which, immediately prior to the Effective Time, represented Existing ITH Shares will be deemed, at any time after the Effective Time, to represent only the right to receive upon such surrender the certificates representing New ITH Shares and Corvus Shares that the holder thereof has the right to receive in respect of such certificate pursuant to the Plan of Arrangement.

The Company anticipates that, within a few days after August 26, 2010, and subject to compliance with all of the TSX requirements, including receipt by the TSX of all required documentation, the Corvus Shares will commence trading on the TSX.  The New ITH Shares will commence trading at the same time.  Advance notice of the commencement of such trading will be provided by press release.

About Corvus Gold Inc. (Post Effective Time)

Corvus Gold Inc. is a resource exploration company, focused in Alaska and Nevada, which controls a number of exploration projects representing a spectrum of early stage to the more advanced North Bullfrog Project in Nevada.  Corvus is committed to building shareholder value through new discoveries while maintaining a majority interest in its key holdings, thereby giving its shareholders the maximum value for their investment.

About International Tower Hill Mines Ltd. (Post Effective Time)

International Tower Hill Mines Ltd. is a resource exploration company, focused in Alaska, which controls the advanced multimillion ounce gold discovery at Livengood.  ITH is committed to building shareholder value through aggressively proceeding with the ongoing development of the Livengood project, located 70 miles north of Fairbanks, Alaska along the paved, all weather Elliott Highway, the Trans Alaska Pipeline Corridor, and the proposed Alaska natural gas pipeline route.

On behalf of
INTERNATIONAL TOWER HILL MINES LTD.

(signed) Jeffrey A. Pontius

Jeffrey A. Pontius,
President and Chief Executive Officer

Contact Information:

Quentin Mai, Vice-President - Corporate Communications

E-mail: qmai@internationaltowerhill.com

Phone: 1-888-770-7488 (toll free) or (604)683-6332 / Fax: (604) 408-7499

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 27E of the Exchange Act.  All statements, other than statements of historical fact, included herein including, without limitation, statements regarding the anticipated completion of the arrangement spin-out involving the Company and Corvus Gold Inc. and the listing of the common shares of Corvus on the TSX, are forward-looking statements.  Although the Company believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events.  The Company cautions investors that any forward-looking statements by the Company are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, the failure of the Company and Corvus to satisfy the conditions precedent to the listing of the Corvus shares on the TSX.  Other risks and uncertainties are disclosed in the Company’s annual information form  filed with Canadian securities commission and its annual report on Form 40-F filed with the United States Securities and Exchange Commission, and other information released by the Company and filed with the appropriate regulatory agencies.  All of the Company's Canadian public disclosure filings may be accessed via www.sedar.com and its United States public disclosure filings may be accessed via www.sec.gov, and readers are urged to review these materials, including the technical reports filed with respect to the Company's mineral properties.